REORGANIZATION AND STOCK PURCHASE AGREEMENT

by and between

GOOOGREEN, INC.

and

VEGASWINNERS, INC.

July 15th, 2020

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This **REORGANIZATION AND STOCK PURCHASE AGREEMENT** (the "**Agreement**") is dated as of July 15th , 2020 (the "**Effective Date**"), by and among GoooGreen, Inc., a Nevada corporation ("**GOOO**"), on the one hand, and VegasWINNERS, Inc., a Nevada corporation ("**VWIN**") and the shareholders identified on the signature page of this Agreement as the shareholders of VWIN (the "**Shareholders**"), on the other hand. Each of GOOO, VWIN, and the Shareholder shall be referred to herein as a "**Party**" and collectively as the "**Parties**."

W I T N E S S E T H

WHEREAS, the Shareholders collectively own 4,250,000 shares of VWIN's outstanding common stock.

WHEREAS, the Shareholders desire to sell and GOOO desires to purchase all of the VWIN Shareholders shares in accordance with the terms set forth herein;

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE VWIN SHARES

1.1 Sale of the VWIN Shares. At the Closing (as defined in Section 4.1), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, the Shareholders shall sell to GOOO and GOOO shall purchase from the Shareholders, all of the VWIN Shares.

1.2 Purchase Price. As consideration for the purchase of the VWIN Shares (the "Purchase Price"), GOOO shall issue to the Shareholders, as set forth in Exhibit A attached hereto and made a part hereof, a total of 4,250,000 shares of Class A Convertible GOOO Preferred Stock. VWIN shall become a subsidiary of GOOO.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF VWIN AND THE SHAREHOLDERS

2.1 Representations and Warranties of VWIN and the Shareholders. To induce GOOO to enter into this Agreement and to consummate the transactions contemplated hereby, VWIN and the Shareholders, and each of them, represent and warrant as of the date hereof and as of the Closing, as follows:

2.1.1 Authority of VWIN and the Shareholders; Transfer of VWIN Shares. VWIN and the Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of VWIN and the Shareholders. The Shareholders shall transfer title in and to the VWIN Shares to GOOO free and clear of all liens, security, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent.

2.1.2 Existence of VWIN. VWIN is duly organized, validly existing, and in good standing under the laws of the state of Nevada. It has all requisite power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the current business transacted by it makes such qualification necessary.

2.1.3 Capitalization of VWIN. The authorized equity securities of VWIN consist of 10,000,000 Authorized common shares and 2,000,000 preferred shares of which 4,394,074 common shares are issued, and outstanding and 0 preferred Shares are issued and outstanding. No other Shares of VWIN are issued and outstanding. All of the issued and outstanding Shares have been duly and validly issued in accordance and compliance with all

applicable laws, rules and regulations and are fully paid and non-assessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by VWIN which provide for the purchase, issuance or transfer of any Shares of VWIN nor are there any outstanding securities granted or issued by VWIN that are convertible into any Shares of VWIN, and none is authorized. VWIN is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in VWIN are vested exclusively in its outstanding Shares, which voting rights are apportioned in accordance with each shareholders respective ownership percentage of the Shares, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of VWIN's equity securities.

2.1.4 Subsidiaries. "**Subsidiary**" or "**Subsidiaries**" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, engaged in the business of sports handicapping/gaming research data advice, analysis and predictions and utilizing available media and advertising formats in building and monetizing a database of sports gaming enthusiasts, where the corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or where such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting Shares , management contracts or otherwise. "**Person**" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. VWIN does not have any Subsidiaries.

2.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which VWIN or the Shareholders are a party or by which any of them or any of their properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of VWIN or the Shareholders; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on VWIN or the Shareholders or any of their respective actions.

2.1.6 Taxes.

2.1.6.1 All taxes, assessments, fees, penalties, and other governmental charges with respect to VWIN which have become due and payable on the date hereof have been paid in full or adequately reserved against by VWIN, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all and penalties thereon with respect to the periods then ended and for all periods thereto;

2.1.6.2 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against VWIN, nor are there any actions, suits, proceedings, investigations or claims now pending against VWIN, nor are there any actions, suits, proceedings, investigations or claims now pending against VWIN in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against VWIN; and

2.1.6.3 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against VWIN.

2.1.7 Disputes and Litigation. There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting VWIN or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental,

zoning or building laws, regulations or ordinances which affect or could affect VWIN or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting VWIN or any of its properties, assets or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of VWIN or any such person's heirs, executors or administrators as against VWIN.

2.1.8 Compliance with laws. To the best of WVIN's knowledge, (1) VWIN has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations; (2) VWIN has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects; (3) all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of VWIN for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals; (4) there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval; and (5) such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by VWIN.

2.1.9 Guaranties. VWIN has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of VWIN.

2.1.10 Books and Records. VWIN keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of VWIN contain records of its Shareholders' meetings and of action taken by such Shareholders. The meetings Shareholders referred to in such minute books were duly called and held, and the minutes appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. Attached hereto as Exhibit B is (a) an income statement and a balance sheet of VWIN as of and for the years ended December 31st, 2019, (b) an income statement and a balance sheet as of and for the six months ended June 30th 2020, prepared with the most up-to-date adjustments reasonably available, and (c) a "mini-statement" or receipt from any banks at which VWIN has an account showing debits and credits as well as the bank balance as of the Closing Date.

2.1.11 GOOO Shares to be Restricted Securities. The Shareholders acknowledge that the GOOO Common Shares will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("**Rule 144**"), will include the customary restrictive legend, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of at least six months from the date of issuance unless registered with the United States Securities and Exchange Commission (the "**SEC**") and qualified by appropriate state securities regulators, or unless the Shareholders obtain written consent from GOOO and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

2.1.12 Leases. VWIN either owns or has valid and existing leases with all facilities where its offices are located or where any of VWIN's equipment or other assets are located.

2.1.13 Executive Employment Agreements. VWIN shall execute a 5-year Executive Employment Agreement with GOOO option for an additional 5 years with Wayne Allyn Root ("WAR") inclusive of (1) annual compensation of $150,000 per year with annual increase of 10% compounded annually on each prior annual salary; (2) 15% of paid advertising revenues directly introduced by WAR. Advertising revenues shall mean the amount paid by a third party to GOOO after deducting commissions paid to third parties, as applicable, in connection with the Advertising; (3) 10% of the annual pre-tax profits of VWIN in accordance with GAAP; (4) standard sports handicapping commission consistent with VWIN current policy; and (6) all other benefits generally available to Executives of VWIN and GOOO.

2.1.14 Minimum $330,000 investment capital to date, including but not limited to $232,000 from Jericho Associates and $ 100,000 loan from WAR since inception

2.1.15 Minimum 40,000 emails in database

2.1.16 VWIN shall have no outstanding liabilities other than $232,000 to Jericho Associates and $65,000 to WAR.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GOOO

3.1 Representations and Warranties of GOOO. To induce VWIN and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, GOOO represents and warrants, as of the date hereof and as of the Closing, as follows:

3.1.1 Authority of GOOO. GOOO has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of GOOO.

3.1.2 Corporate Existence and Authority of GOOO. GOOO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3 Capitalization of GOOO. The authorized equity securities of GOOO consists of 500,000,000 shares of common stock, par value $0.001 per share, of which 18,342,200 common shares shall be issued and outstanding as of the date hereof, and 4,750,000 shares of preferred stock, par value $0.001 per share, all of which are issued or outstanding. No other shares of capital stock of GOOO are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in GOOO are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders. Other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of GOOO's equity securities.

3.1.4 Subsidiaries. GOOO shall have no subsidiaries prior to Closing.

3.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which GOOO is a party or by which it or any of its properties are bound; (b) result in the creation of any security , lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of GOOO; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on GOOO or any of its actions.

3.1.6 Liabilities. GOOO shall have no more than $800,000 of liabilities at closing.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1 Closing. The Closing (the **"Closing"**) shall take place at the offices of GOOO. on or about July 15th 2020, or at such other place, date and time as the Parties may agree in writing (the "**Closing Date**").

4.2 Deliveries by GOOO. At the Closing, GOOO shall deliver the following:

4.2.1 GOOO shall deliver to the Shareholders:

(a) written confirmation of the approval of this Agreement and the herein described transactions by GOOO's Board of Directors; and

(b) the GOOO Preferred Shares subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever shall be delivered as soon as practicable after closing;

4.2.2 GOOO shall deliver to VWIN:

(a) written confirmation of the approval of this Agreement and the herein described transactions by GOOO's Board of Directors; and

(b) an officer's certificate, executed by the President of GOOO, in the form attached hereto as Exhibit C, shall satisfy this delivery requirement;

(c) $250,000 cash

4.3 Delivery by VWIN: At the Closing, or as otherwise set forth below, VWIN shall deliver the following:

4.3.1 VWIN shall deliver to GOOO:

(a) written confirmation of the approval of this Agreement and the herein described transactions by VWIN's Board of Directors; and

(b) officer's certificate, executed by the President of VWIN in the form attached hereto as Exhibit D, shall satisfy this delivery requirement;

(c) a certificate of good standing, dated within ten (10) days prior to the Closing Date, evidencing the good standing status of VWIN;

(d) the financial statements of VWIN as set forth in Section 2.1.10,

4.4 Delivery by The Shareholders: At the Closing, the Shareholders shall deliver the following:

(a) the VWIN Shares subject to no liens, security, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever;

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1 Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1 The obligation of GOOO to pay the Purchase Price and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by GOOO), at or prior to the Closing, of the following conditions, which VWIN agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 2.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; VWIN and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and VWIN shall have delivered to GOOO a certificate dated the Closing Date, and signed by its President to the effect set forth above in this section.

(b) Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c) Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of VWIN, other than as set forth in Schedule 2.1.7.

(d) Proceedings and Documentation. All proceedings of VWIN in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to GOOO and GOOO's counsel, and GOOO and GOOO's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which GOOO is entitled and as may be reasonably requested.

(e) Property Loss. No portion of VWIN's assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to GOOO through the proceeds of applicable insurance or condemnation award.

(f) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are (1) necessary to enable GOOO to fully operate the business of VWIN as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(g) As of the Closing Date, the balance of all bank accounts for VWIN shall be at least $100,000 after accounting for any outstanding debits and/or credits, and all accounts payable will have been timely paid in accordance with their terms.

5.1.2 The obligation of VWIN and the Shareholder to deliver the VWIN Shares and to satisfy their other obligations hereunder shall be subject to the fulfillment (or waiver by VWIN and the Shareholder), at or prior to the Closing, of the following conditions, which GOOO agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; GOOO shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Proceedings and Documentation. All corporate and other proceedings of GOOO in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to VWIN and VWIN's counsel, and VWIN and VWIN's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which VWIN is entitled and as may be reasonably requested.

5.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties.

5.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1 To induce GOOO to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, VWIN and the Shareholders covenant and agree as follows:

6.1.1 Notices and Approvals. VWIN and the Shareholders agree: (a) to give all notices to third parties which may be reasonably necessary or deemed desirable by GOOO in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by GOOO in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by GOOO in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2 Information for GOOO's Statements and Applications. VWIN, its employees, accountants and attorneys shall cooperate fully with GOOO in the preparation of any statements or applications made by GOOO to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish GOOO with all information concerning VWIN and the Shareholders reasonably necessary or deemed desirable by GOOO for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3 Access to Information. GOOO, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of VWIN and the Shareholders and have full access to all of the books and records of VWIN during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.2 To induce VWIN and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, GOOO covenants and agrees as follows:

6.2.1 Access to Information. VWIN, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of GOOO and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

6.3 Indemnification.

6.3.1 Indemnity of VWIN and the Shareholders. GOOO agrees to indemnify, defend and hold VWIN and the Shareholders harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by GOOO of any representation, warranty, covenant or agreement of GOOO contained in this

Agreement or the schedules and exhibits hereto. For purposes of Section 6.3, the term "**Losses**" shall mean all damages, costs and expenses (including reasonable attorneys' fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by VWIN or the Shareholders under this Section unless and until the aggregate amount of all Losses of VWIN and the Shareholders in respect thereof shall exceed $5,000. GOOO's liability under this Section shall not exceed the Purchase Price.

6.3.2 Indemnity of GOOO. VWIN hereby agrees to indemnify, defend and hold GOOO harmless from and against any and all Losses arising out of or resulting from the breach by VWIN of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.10. GOOO shall have the right to offset any Losses incurred and actually paid pursuant to this Section 6.3.2 against any amounts due from GOOO to VWIN, however, any offset shall not act as GOOO's sole remedy. Notwithstanding the foregoing provisions of this Section, no claim for indemnification shall be made by GOOO under this Section unless and until the aggregate amount of all Losses of GOOO in respect thereof shall exceed $5,000.

6.3.3 Indemnification Procedure.

(a) An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer or representative of such indemnified party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to

Section 6.3 or Section 6.4, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

ARTICLE 7
POST CLOSING

7.1 GOOO shall file a Regulation A Stock Offering under the Securities Act of 1933 pursuant to Tier 1 or Tier 2 as soon as practicable after execution of this Agreement for up to $3,000,000 of which $1,500,000 shall be contributed to the VWIN subsidiary as additional paid in capital for which $250,000 shall have been contributed upon execution of this Agreement. The use of proceeds is attached hereto as Exhibit E.

ARTICLE 8
MISCELLANEOUS

8.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

8.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To GOOO:

Mr. Frank Magliochetti, CEO
GoooGreen,Inc.
1930 Village Center Circle
Suite 3-376
Las Vegas, NV 89134
Phone: 978-852-1323
E-mail: fpm@parcaecapital.com

With a copy to:

David L. Ficksman
Tel|Fax (310) 789-1290
dficksman@troygould.com
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067-2367
E-mail: www.troygould.com

To VWIN or the Shareholders:

Wayne Allyn Root, CEO
VegasWINNERS, Inc.
1930 Village Center Circle
Suite 3-376
Las Vegas, NV 89134
www.vegaswinners.com
702-407-5548
E-mail: wayneroot@gmail.com

With a copy to:

Lee Sacks, Esquire
Law Offices of Lee Sacks, APC
324 So. Beverly Drive, Suite 496
Beverly Hills, CA90212
E-mail: SacksAPCLaw@aol.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

8.3 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

8.4 Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

8.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

8.6 Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.7 Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

8.8 Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any

services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

8.9 Governing Law. This Agreement has been negotiated and executed in the State of Nevada and shall be construed and enforced in accordance with the laws of such state.

8.10 Forum. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Los Angeles County, California and no other jurisdiction.

8.11 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

8.12 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

"GOOO"	"VWIN"
GoooGreen, Inc., a Nevada corporation	VegasWINNERS, Inc. a Nevada corporation
DocuSigned by: Frank Magliochetti	DocuSigned by: Wayne Root
By: Frank Magliochetti Its: CEO	By: Wayne Allyn Root Its: CEO

"VWIN Shareholders"

DocuSigned by:
Wayne Root
Wayne Allyn Root

DocuSigned by:
Hollis Barnhart
Hollis Barnhart

DocuSigned by:
Andrew Paul
Andrew Paul

DocuSigned by:
Phil Helmuth

DocuSigned by:
Phil Gordon
Phil Gordon

DocuSigned by:
Mike Matusow

DocuSigned by:
Howard Lefkowitz

DocuSigned by:
Doug Miller
Doug Miller

DocuSigned by:
Todd Franklin Kobrin

DocuSigned by:
Lee Sacks, PA
Lee Sacks

Exhibit "A"

VWIN Shareholders

Name	VWIN shares to be Exchanged
Wayne Allyn Root	3,008,332
Hollis Barnhart	150,000
Andrew Paul	100,000
Phil Hellmuth	50,000
Phil Gordon	50,000
Mike Matusow	50,000
Howard Lefkowitz	350,000
Doug Miller	350,000
Todd Franklin Kobrin	50,000
Lee Sacks	91,668
Total	4,250,000

Exhibit "B"

Financial Statements

of VWIN

VegasWinners, Inc.
Balance Sheet
As of June 30th, 2020

ASSETS	
Current Assets	
Checking/Savings	
Wells Fargo	20,886.68
Total Checking/Savings	20,886.68
Total Current Assets	20,886.68
TOTAL ASSETS	**20,886.68**
LIABILITIES & EQUITY	
Equity	
Capital Stock	-171,767.33
Opening Balance Equity	134,718.77
Retained Earnings	-31,958.32
Net Income	89,893.56
Total Equity	20,886.68
TOTAL LIABILITIES & EQUITY	**20,886.68**

VegasWinners, Inc.
Profit & Loss
Jan - Jun 2020

INCOME	
Income	142,306.57
Interest Income	3.63
Total Income	**142,310.20**
Expense	
Advertising/Web Design	1,100.00
Automobile	
Fuel	429.46
Parking / Tolls	48.00
Total Automobile	477.46
Bank Service Charge	100.00
Broadcasting Expense	300.00
Business Development	12,840.00
Charitable Contributions	1,085.00
Computer / Internet Expense	4,187.28
Credit Card Fees	130.74
Dues & Subscriptions	123.78
Legal	12,000.00
Licenses	175.00
Marketing	1,081.89
Meals	13,276.32
Office Furniture	761.64
Office Supplies	393.99
Postage / Shipping	462.95
Professional Fees	1,282.02
Radio Equipment	79.99
Taxes	500.00
Telephone Expense	2,058.58
Total Expense	**52,416.64**
Net Income	**89,893.56**

Exhibit C

GOOO Officer's Certificate

The undersigned hereby certifies on behalf of GoooGreen, Inc., a Nevada corporation ("GOOO" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated July 15th 2020, by and among the Company, on the one hand, and VegasWINNERS, Inc., a Nevada corporation ("VWIN") and the Shareholders of VWIN (collectively, the "Shareholders"), on the other hand, that he is the duly appointed CEO of the Company, and further certifies on behalf of the Company that:

1. The representations and warranties of the Company set forth in this Reorganization and Stock Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of this Reorganization and Stock Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit C is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company on July 15th 2020, which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with this Reorganization and Stock Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Frank Magliochetti	CEO	DocuSigned by: Frank Magliochetti Frank Magliochetti

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written hereinabove.

DocuSigned by:
Frank Magliochetti

Frank Magliochetti, CEO

Exhibit D

VWIN Officer's Certificate

The undersigned hereby certifies on behalf of VegasWINNERS, Inc., a Nevada corporation ("VWIN" or the "Company"), pursuant to that certain Reorganization and Stock Purchase Agreement (the "Purchase Agreement") dated July 15th 2020, by and among the Company and the shareholders of VWIN (collectively, the "Shareholders"), on the one hand, and GoooGreen, Inc., a Nevada corporation ("GOOO"), on the other hand, that he is the duly appointed President of the Company, and further certifies on behalf of the Company that:

1. The representations and warranties of the Company set forth in the Purchase Agreement are true and correct as of the date hereof as though made on and as of the date hereof (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

2. All of the terms, covenants and conditions of the Purchase Agreement to be complied with or performed by the Company at or prior to the date hereof have been complied with and performed by the Company in all material respects.

3. Attached hereto as Exhibit D is a true, correct and complete copy of unanimous written consent by the Board of Directors of the Company on July 15th 2020, which have not been modified, amended, rescinded or revoked in any way and remain in full force and effect as of the date hereof. Such consent constitutes the only consent adopted by the Board of Directors of the Company relating to this Reorganization and Stock Purchase Agreement.

4. The following is a list of those executive officers of the Company who may be signing any document or certificate in connection with the Purchase Agreement and their respective positions; (ii) each such executive officer has been duly elected and qualified and continues to act in and hold that position; and (iii) the signatures of those appearing adjacent to their respective names and positions below are the genuine and original signatures of such officers:

Name	Position	Signature
Wayne Allyn Root	CEO	DocuSigned by: Wayne Root Wayne Allyn Root

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written hereinabove.

DocuSigned by:
Wayne Root

Wayne Allyn Root, CFO

Exhibit E

Use of Proceeds

Reimburse Loan for Prefunding Expenses	232,000
Equipment (phones, computers, etc)	18,000
Legal & Licenses	25,000
Accounting & Payroll Software	10,000
Website Upgrades	50,000
Web Mkting Consultants	20,000
Affiliate Marketing Consultants	50,000
Credit Card Processing Deposit	50,000
Wayne Allyn Root Loan LOC	65,000
President/CEO	150,000
COO/CTO	50,000
General Manager	40,000
Assistant GM/Sales/Affiliate Relations	30,000
Database & Website Management Team	30,000
Payroll Taxes & Benefits (20%)	60,000
Web Hosting & emailings	24,000
Search Engine Optimization (SEO)	36,000
Public Relations	24,000
Advertising: Radio & TV Advertising	300,000
Online Digital Marketing	100,000
Legal & Accounting	36,000
WebMaster/Consultant	24,000
Key Man and D&O Insurance	20,000
Office Rent & Utilities	20,000
Office Expense, supplies, Misc	36,000
Total	1,500,000

ADDENDUM TO

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This Addendum to the Reorganization and Stock Purchase Agreement is made by and between VegasWinners Inc., a Nevada Corporation, certain VegasWinners, Inc. Shareholders and GoooGreen, Inc., a Nevada Corporation (the "Parties") dated August 11th, 2020 (the "Addendum").

WHEREAS, the Parties have executed the Reorganization and Stock Purchase Agreement dated July 15th, 2020 ("the Reorganization and Stock Purchase Agreement").

WHEREAS, the Parties now desire to supplement the Reorganization and Stock Purchase Agreement to modify the date of the Reorganization and Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Reorganization and Stock Purchase Agreement. The terms of this Addendum shall supersede and control any provisions of the Reorganization and Stock Purchase Agreement that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Reorganization and Stock Purchase Agreement.

2. The Parties to this Addendum shall be listed in Exhibit A

3. The Reorganization and Stock Purchase Agreement shall hereby be modified by this Addendum to change the date to August 11th, 2020.

4. This Addendum shall be incorporated into the Reorganization and Stock Purchase Agreement and shall be subject to the terms contained therein.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

GoooGreen, Inc.

DocuSigned by:
Frank Magliochetti

Frank Magliochetti, CEO

VegasWinners, Inc.

DocuSigned by:
Wayne Root

Wayne Allyn Root, CEO

DocuSigned by:
Andrew Paul

Andrew Paul, VegasWinners, Inc Shareholder

DocuSigned by:
Hollis Barnhart

Hollis Barnhart, VegasWinners, Inc Shareholder

DocuSigned by:
Lee Lipton

Lee Lipton, VegasWinners, Inc Shareholder

DocuSigned by:
Wayne Root

Wayne Allyn Root, VegasWinners, Inc Shareholder

DocuSigned by:

Phil Hellmuth, VegasWinners, Inc Shareholder

DocuSigned by:
Phil Gordon

Phil Gordon, VegasWinners, Inc Shareholder

DocuSigned by:

Mike Matusow, VegasWinners, Inc Shareholder

DocuSigned by:

Howard Lefkowitz, VegasWinners, Inc Shareholder

DocuSigned by:
Doug Miller

Doug Miller, VegasWinners, Inc Shareholder

DocuSigned by:

Todd Franklin Kobrin, VegasWinners, Inc Shareholder

DocuSigned by:
Lee Sacks, PA

Lee Sacks, VegasWinners, Inc Shareholder

Exhibit "A"

Frank Magliochetti, CEO
GoooGreen, Inc.

Wayne Allyn Root, CEO
VegasWinners, Inc.

Andrew Paul
VegasWinners, Inc Shareholder

Hollis Barnhart
VegasWinners, Inc Shareholder

Lee Lipton
VegasWinners, Inc Shareholder

Wayne Allyn Root
VegasWinners, Inc Shareholder

Phil Hellmuth
VegasWinners, Inc Shareholder

Phil Gordon
VegasWinners, Inc Shareholder

Mike Matusow
VegasWinners, Inc Shareholder

Howard Lefkowitz
VegasWinners, Inc Shareholder

Doug Miller
VegasWinners, Inc Shareholder

Todd Franklin Kobrin
VegasWinners, Inc Shareholder

Lee Sacks
VegasWinners, Inc Shareholder